Exhibit 14.1

SPAR GROUP, INC.

STATEMENT OF POLICY REGARDING

PERSONAL SECURITIES TRANSACTIONS IN SGRP STOCK AND

NON-PUBLIC INFORMATION

As Adopted, Restated, Effective and Dated as of May 1, 2004,

and

As Further Amended Through August 5, 2010

The Board of Directors and Governance Committee of SPAR Group, Inc. ("SGRP"), have adopted this SPAR Group Statement of Policy Regarding Personal Securities Transactions in SGRP Stock and Non-Public Information Dated, Adopted and Effective as of May 1, 2004, and As Further Amended Through August 5, 2010 (as the same may have been and hereafter may be modified, amended, restated or replaced from time to time in the manner provided herein, this "Policy").  "Company" shall mean each of SGRP, each of its direct and indirect subsidiaries and (to the extent they have agreed to adopt this Policy and apply it to their Covered Persons) each of SGRP's other affiliates.  "SGRP Securities" means any common stock or other securities issued by SGRP.  SGRP has asked SPAR Marketing Services, Inc., SPAR Management Services, Inc., and SPAR Infotech, Inc. (the three SGRP affiliates currently providing services to SGRP and its subsidiaries) to adopt this Policy to apply to their respective Covered Employees as if they were SGRP subsidiaries, and each has done so.  Accordingly, such SPAR affiliates shall be included as part of the Company for purposes of this Policy.

1.           Non-Public Information - Introduction

Each officer, director or employee of the Company may from time to time receive or become aware of material, non-public information regarding the Company that may be of significance to the securities markets.  Material information is any information that an investor would consider important in a decision to buy, hold or sell a security.  While it is impossible to provide a detailed list of all generic types of material information, the following list illustrates events that are often considered material: internal non-public financial reports and forecasts; mergers or acquisitions, increases or decreases in revenues or profits, important new contracts or projects and important financing developments.  Non-public information is information that has not been generally known or available to the investing community for at least two trading days, including any trading day where a public announcement or other disclosure thereof is made before or reasonably concurrently with the opening of trading.

Under the Insider Trading and Securities Fraud Enforcement Act of 1988, it is illegal for any person to trade securities based on material, non-public information ("insider trading") or to give such information to someone else who then makes a trade ("tipping").  Under federal law, penalties for insider violations include disgorgement of profits, civil penalties of three times the amount of profit gained or loss avoided, criminal fines of up to $1,000,000 and jail terms of up to ten years.

In addition, the Securities and Exchange Commission ("SEC") may seek penalties of up to $1,000,000 or three times the amount of profit gained or loss avoided (whichever is greater) against "controlling persons" for failing to take proper steps to prevent insider trading or tipping violations by those under their supervision.  Under current law, controlling persons may include SGRP, its directors and its officers.

2.           Policy and Procedures – No Trading on or Disclosure of Non-Public Information, Etc.

The Company is committed to the maintenance of its reputation for ethical conduct as well as to full compliance with applicable laws.  In order to help ensure that trading in SGRP Securities does not result in violations of law, the Company has implemented the following policies and procedures applicable to each director, officer and employee of the Company (each a "Covered Person"), except as otherwise noted in item 3, below.

It is the Company's policy that a Covered Person shall not under any circumstances use any non-public information with respect to the Company for his or her benefit or trade in any SGRP Securities or other securities related to such information.

As Amended Through August 5, 2010	-1-	Securities and Non-Public Info Policy

Company personnel should not discuss or disclose non-public information to anyone else within the Company unless such person has a clear right and need to know such information in order to fulfill his or her job responsibilities.  Company personnel should not discuss or disclose such information under any circumstance with anyone outside the Company, including (without limitation) any family member, relative or business or social acquaintance.  If you are unsure whether certain information should be considered inside information, you should resolve any doubt by assuming that it is such inside information.  Questions concerning what is or is not inside information should be directed to the Chief Financial Officer of the Company.

3.           Blackout Period on SGRP Securities for Specified Restricted Persons

The Company has determined that the individuals holding any of the following positions (each a "Restricted Person") may not under any circumstance trade in SGRP Securities in which they have a beneficial interest (except as otherwise provided below) during a period (a "Blackout Period") that (i) begins on the tenth day of the third month of any fiscal quarter (i.e., March 10, June 10, September 10 and December 10), and (ii) ends on the close of the second trading day after the initial public announcement or other disclosure of SGRP's financial results for the applicable first, second or third fiscal quarter or the fiscal year, as the case may be.  If such public announcement or other disclosure is made before or reasonably concurrently with the opening of trading on a trading day, that trading day counts as the first trading day after such public announcement or other disclosure.

The Restricted Persons are:

•	Each member of the Board of Directors;

•	The Chairman, Vice-Chairman, President, Treasurer, Secretary, Controller and each other executive manager of the Company;

•	Any assistant controller, director of accounting services or other similar financial staff member of the Company;

•	Any other person receiving copies (whether hard copy, electronic or otherwise) of internal non-public financial reports, forecasts or similar materials; and

•	Any Related Person (as defined below) of such Restricted Person to the extent required by applicable law.

The prohibition against trading by a Restricted Person during such a Blackout Period in SGRP Securities shall not apply to: (a) any private purchase or sale by a Restricted Person that does not involve a market transaction, does not involve the private disclosure of any non-public information, and satisfies the requirements of an available exemption under the Securities Act of 1933, as amended (the "Securities Act"), the rules and regulations thereunder, and any applicable state securities law;  (b) any cash or cashless exercise by such individual of any employee, director or affiliate stock option; (c) any purchase in the market by or through any 401k, employee or consultant stock purchase plan or other employee benefit plan for the benefit of such individual in accordance with any directions given by such individual outside of any Blackout Period; (d) any sale to (and purchase by), any gift to or any other transfer to or from (1) such individual's spouse, children, or grandchildren, (2) any trust, rollover account or other plan for the benefit of such individual and/or such other persons, (3) any partnership, limited liability company or other entity in which such individual and/or such other persons are the only equity holders, or (4) another Restricted Person or SGRP, in each case so long as such sale, purchase or other transfer is not made in a market transaction; (e) any purchase permitted under Rule 10b-18 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any trade under a written plan established outside of any Blackout Period for (1) automatic trading of SGRP Securities through a third-party broker or (2) discretionary trading of SGRP Securities by an independent person (e.g., a broker or investment adviser) so long as such person is not aware of material nonpublic information, provided that such plan satisfies the requirements of Rule 10b5-1 under the Exchange Act and the trading authorizations, formulae and the like are not changed during the Blackout Period, or any trade satisfying the requirements of any other similar statutory, regulatory or interpretive safe harbor or exception; or (f) any trade permitted at the time under any applicable emergency order issued by the SEC and its related extensions and interpretations, including (without limitation) those issued pursuant to Section 12(k)(2) of the Exchange Act.

As Amended Through August 5, 2010	-2-	Securities and Non-Public Info Policy

However, no Restricted Person or other Covered Person shall at any time or under any circumstance trade in any SGRP Securities using material non-public information, even if such a Blackout Period is not then in effect.

4.           Beneficial Interests and Responsibility for Related Persons

A Covered Person will generally be deemed under applicable law to have a beneficial interest in SGRP Securities when (among other things): (a) the Covered Person has the power to vote or direct the vote of such securities; (b) the Covered Person has to power to sell or direct the sale of such securities; (c) the Covered Person has the right to profit or share in any profit from such securities; (d) the Covered Person owns options, warrants, convertible securities or other rights to acquire such securities; or (e) any Related Person (to the Covered Person) owns such securities or any options, warrants, convertible securities or other rights to acquire them.

A "Related Person" of a Restricted Person or other Covered Person includes, to the extent required by applicable law, (i) any 401k, benefit plan, stock purchase plan or other plan for the benefit of such Restricted Person or  Covered Person, (ii) any trust where such Restricted Person or Covered Person is a trustee, (iii) any corporation, limited liability company, partnership or other entity owned or controlled by such Restricted Person or  Covered Person, (iv) the spouse of such Restricted Person or  Covered Person who has the same home as such Restricted Person or  Covered Person, and (v) any family member of such Restricted Person or  Covered Person or his or her spouse who has the same home as such Restricted Person or  Covered Person.

A Covered Person also may under certain circumstances be deemed under applicable law to have a beneficial interest in the SGRP Securities that are held by other family members, trusts and affiliates to the extent required by applicable law.  Covered Persons include (without limitation) all Restricted Persons to the extent required by applicable law.  SGRP itself is neither a Covered Person nor a Restricted Person.

A Covered Person may be liable for any violation of this Policy by his or her Related Person(s).

5.           Recommended Notice Before Each Purchase or Sale of SGRP Securities

For their own protection, the Company recommends that each Restricted Person notify the Chief Financial Officer before or contemporaneously with any purchase or sale by such Restricted Person or his or her Related Person of any SGRP Securities.

6.   Penalty for Violation of Policy

Any Covered Person violating this Policy in any material respect (as determined by the Board) will be subject to disciplinary action, and (depending on the circumstances and severity) may be terminated by the Company.

Please note that acts or omissions of a Covered Person in violation of this Policy also may violate applicable law and subject the Covered Person to possible civil or criminal liability, whether or not the Company may take any such disciplinary action.

7.           Questions Regarding this Policy

Questions concerning this Policy should be referred to the Chief Financial Officer.  If any person believes that they may have inadvertently violated the law or this policy in connection with purchase or sale of SGRP Securities, such person should consult with their own counsel before discussing the details thereof with the Chief Financial Officer.

8.           Code of Ethical Conduct Provisions Incorporated by Reference

This Policy is part of the Company's codes of ethical conduct, including (without limitation) the SPAR Group, Inc., Code of Ethical Conduct for its Directors, Senior Executives and Employees Dated (as of) May 1, 2004 (as the same may be supplemented, modified, amended, restated or replaced from time to time in the manner provided therein, the "Code").  This Policy shall be governed by and construed in accordance with the provisions contained in Article VI (entitled "Covered Person's Responsibilities") and Article VII (entitled "Miscellaneous") of the Code (and any successor provisions, however numbered), which provisions are incorporated by reference into this Policy as if such provisions were fully set forth in this Policy and this Policy were the "Code" referred to in such incorporated provisions.

As Amended Through August 5, 2010	-3-	Securities and Non-Public Info Policy